UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2024 (November 7, 2024)

DRAFTKINGS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41379	87-2764212
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Berkeley Street, 5th Floor
Boston, MA 02116

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (617) 986-6744

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	DKNG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 7, 2024, DraftKings Inc. (the “Company”) and certain of its subsidiaries entered into a credit agreement (the “Credit Agreement”) with various financial institutions as lenders and issuing banks and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, providing for a $500 million senior secured revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility provides for revolving loans, swing line borrowings and letters of credit and replaces the Company’s existing $125 million revolving credit facility under the existing loan and security agreement, dated as of December 20, 2022, which has been terminated. The proceeds of revolving loans under the Revolving Credit Facility may be used for working capital and general corporate purposes of the Company and its subsidiaries.

The Revolving Credit Facility matures on November 7, 2029, and all unpaid borrowings, together with accrued and unpaid interest thereon, are repayable on that date (unless such maturity date is extended in accordance with the Credit Agreement).

Revolving loans under the Revolving Credit Facility will bear interest, at the Company’s election, at either (i) Term SOFR (as defined in the Credit Agreement), plus an applicable margin ranging from 1.75% to 2.25% depending on the Company’s Net First Lien Leverage Ratio (as defined in the Credit Agreement), or (ii) a base rate defined as the highest of (a) the federal funds rate plus 0.50%, (b) the “U.S. Prime Lending Rate” published by the Wall Street Journal and (c) Term SOFR for a one month interest period plus 1.00%, in each case plus an applicable margin ranging from 0.75% to 1.25% depending on the Company’s Net First Lien Leverage Ratio. In addition, the Company is required to pay a commitment fee quarterly in arrear ranging from 0.25% to 0.375% per annum of the unused portion of the Revolving Credit Facility depending on the Company’s Net First Lien Leverage Ratio.

Subject to customary exceptions, each existing and subsequently acquired or organized direct and indirect wholly-owned material domestic restricted subsidiary of the Company (each, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) has or will unconditionally, and jointly and severally, guarantee the obligations of the Company and certain of its subsidiaries under the Credit Agreement. The Company’s obligations under the Credit Agreement are secured by a first-priority security interest in substantially all of the assets of the Company and the equity and assets of the Subsidiary Guarantors, subject to customary exceptions.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants. The Credit Agreement contains covenants that, among other things, limit or restrict the ability of the Company and its restricted subsidiaries to incur debt; create liens; make investments; engage in mergers, acquisitions, and dispositions of assets; declare or pay dividends or repurchase shares; and prepay, redeem, or repurchase certain junior debt. To the extent that the Company utilizes more than 40% of the commitments under the Revolving Credit Facility, the Company will be required to maintain a Net First Lien Leverage Ratio (which will be tested in respect of the Company and certain of its subsidiaries, on a consolidated basis) not to exceed 4.50:1.00, subject to certain customary cure provisions as set forth in the Credit Agreement. The Credit Agreement also provides for customary events of default.

Certain of the parties to the Credit Agreement and/or their affiliates have provided and in the future may provide investment banking, commercial banking and/or advisory services to the Company for which they receive customary fees and expenses.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On November 7, 2024, the Company issued a press release announcing the Company’s financial results for the quarter ended September 30, 2024.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference in this Item 2.02. The information and exhibit contained in this Item 2.02 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Credit Agreement, dated as of November 7, 2024, among DraftKings Inc., as Parent and a Borrower, DK Crown Holdings Inc., Golden Nugget Online Gaming, Inc., Jackpocket LLC, as Borrowers, the Lenders and Issuing Banks party thereto and Morgan Stanley Senior Funding, Inc. as Administrative Agent and Collateral Agent.
99.1	Press Release, dated November 7, 2024, reporting financial results for the quarter ended September 30, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2024

DRAFTKINGS INC.

By:	/s/ R. Stanton Dodge
Name:	R. Stanton Dodge
Title:	Chief Legal Officer and Secretary